Exhibit 99.1

Kellogg Company News
For release:	November 2, 2010
Analyst Contact:	Kathryn Koessel	(269) 961-9089
Media Contact:	Kris Charles	(269) 961-3799

KELLOGG COMPANY REPORTS THIRD QUARTER 2010 RESULTS;

PROVIDES OUTLOOK FOR 2011

BATTLE CREEK, Mich. – Kellogg Company (NYSE: K) today reported soft third quarter 2010 earnings per share, internal net sales and internal operating profit, consistent with the Company’s October 21, 2010 announcement. Third quarter softness was due to weaker performance in some of the Company’s core cereal markets, continued competitive intensity, and the impact of the cereal recall.

Third quarter reported net earnings were $338 million, a 6 percent decrease over the same quarter a year ago. Third quarter reported earnings per diluted share declined 4 percent to $0.90, and 2 percent on a currency-neutral basis.

Reported net sales declined 4 percent to $3.2 billion in the third quarter. Internal net sales, excluding the effect of foreign currency translation, decreased 2 percent year-over-year. Total reported operating profit in the quarter decreased 5 percent to $541 million driven primarily by lower net sales and increased advertising investment. Internal operating profit decreased 3 percent. Reported gross margin contracted by 50 basis points to 43.4 percent in the quarter because of higher than expected cost pressures and lower volume levels.

“We are disappointed with our third quarter performance which was due to softness in our businesses as well as a tough operating and deflationary environment driven by intense competition,” said David Mackay, Kellogg Company’s chief executive officer. “2010 has been a challenging year, and as a result, two weeks ago, we lowered our full-year guidance to reflect the operating challenges.”

North America

Kellogg North America posted a third quarter net sales decline of 3 percent on both a reported and internal basis. A 6 percent decrease in North America Retail Cereal internal net sales drove the majority of this decline, reflecting the weaker performance in the cereal category driven

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by the continuation of heavy promotional pricing in the category. Retail Snacks posted roughly flat internal net sales as strength in the wholesome snacks business helped mitigate the impact of a decline in cookie sales. The North America Frozen and Specialty Channels businesses posted an internal net sales decline of 5 percent due to the slower than projected rebuild of the Eggo waffle business.

North America operating profit decreased 3 percent on both a reported and internal basis. Lower sales and volume as well as higher manufacturing costs and advertising investments were the primary contributors to the decline in operating performance.

International

Kellogg International posted a 6 percent decline in third quarter reported net sales. On an internal basis, excluding the effects of currency translation, net sales for Kellogg International were down 2 percent. Weaker European cereal and Russian snack performance drove this decline and resulted in a 5 percent decrease in third quarter internal net sales in Europe. Latin America internal net sales rose 5 percent, and Asia Pacific internal net sales grew 2 percent.

Kellogg International operating profit declined 11 percent on a reported basis and 5 percent on an internal basis. While Europe’s operating profit grew modestly, operating profit in Latin America and Asia Pacific were both lower year-over-year.

Interest and Tax

In the third quarter 2010, Kellogg’s interest expense totaled $62 million, an improvement over the same quarter in 2009 as a result of more favorable interest rates. The third quarter effective tax rate was 29.8 percent.

Cash flow

Cash flow, defined as cash from operating activities less capital expenditures, was $827 million year-to-date. Year-to-date, Kellogg repurchased $907 million of shares under its $2.5 billion three-year share repurchase authorization.

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Kellogg 2010 Guidance

On October 21, 2010, the Kellogg Company lowered full-year 2010 guidance. Internal net sales are expected to be down approximately one percent. Internal operating profit is anticipated to be approximately flat, which includes the benefit from lower 2010 compensation costs. Full-year currency-neutral earnings per share is expected to grow 4 to 5 percent. Given these current business results, cash flow is expected to be in the $950 million to $1 billion range. However, in the fourth quarter, we expect to make a voluntary contribution of approximately $500 million net of tax to the Company’s pension and post-retirement benefit plans. Reflecting this contribution, cash flow for full-year 2010 is expected to be in the $450 million to $500 million range.

Kellogg Provides Outlook for 2011

Given the challenges of 2010, Kellogg is approaching 2011 as a year of strengthening the business. For 2011, the Company expects internal net sales growth to be low single-digits, in-line with long-term growth targets. Internal operating profit is expected to be flat to down 2 percent reflecting the need to reset incentive compensation levels. Earnings per share on a currency-neutral basis are expected to grow at a low single-digit rate.

CEO Mackay concluded, “2010 has been extremely difficult and our softer performance is reflected in our current 2010 outlook. We are addressing the current business challenges. As we enter 2011, we feel positive about our strong commercial plans and higher levels of innovation, yet we are also pragmatic and realistic in our 2011 forecasts. We are confident that we are doing the right things for our business and are positioning ourselves to deliver on our long-term growth targets.”

Conference Call / Webcast

Kellogg will host a conference call to discuss these results on November 2, 2010 at 9:30 a.m. Eastern Time. The conference call and accompanying presentation slides will be broadcast live over the Internet at http://investor.kelloggs.com. Analysts and institutional investors may participate in the Q&A session by dialing 888-465-4043 in the U.S., and 201-604-5146 outside of the U.S. Members of the media and the public are invited to attend in a listen-only mode. Rebroadcast information is available at http://investor.kelloggs.com.

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About Kellogg Company

With 2009 sales of nearly $13 billion, Kellogg Company is the world’s leading producer of cereal and a leading producer of convenience foods, including cookies, crackers, toaster pastries, cereal bars, fruit-flavored snacks, frozen waffles, and veggie foods. The Company’s brands include Kellogg’s®, Keebler®, Pop-Tarts®, Eggo®, Cheez-It®, Nutri-Grain®, Rice Krispies®, BearNaked®, Morningstar Farms®, Famous Amos®, Special K®, All-Bran®, Frosted Mini-Wheats®, Club® and Kashi®. Kellogg products are manufactured in 18 countries and marketed in more than 180 countries around the world. For more information, visit the Kellogg Company web site at http://www.kelloggcompany.com.

Forward-Looking Statements Disclosure

This news release contains, or incorporates by reference, “forward-looking statements” with projections concerning, among other things, the Company’s strategy, and the Company’s sales, earnings, margin, operating profit, costs and expenditures, interest expense, tax rate, capital expenditure, dividends, cash flow, debt reduction, share repurchases, costs, brand building, ROIC, working capital, growth, new products, innovation, cost reduction projects, and competitive pressures. Forward-looking statements include predictions of future results or activities and may contain the words “expects,” “believes,” “should,” “will,” “will deliver,” “anticipates,” “projects,” “estimates,” or words or phrases of similar meaning.

The Company’s actual results or activities may differ materially from these predictions. The Company’s future results could also be affected by a variety of factors, including the impact of competitive conditions; the effectiveness of pricing, advertising, and promotional programs; the success of innovation, renovation and new product introductions; the recoverability of the carrying value of goodwill and other intangibles; the success of productivity improvements and business transitions; commodity and energy prices; labor costs; disruptions or inefficiencies in supply chain; the availability of and interest rates on short-term and long-term financing; actual market performance of benefit plan trust investments; the levels of spending on systems initiatives, properties, business opportunities, integration of acquired businesses, and other general and administrative costs; changes in consumer behavior and preferences; the effect of U.S. and foreign economic conditions on items such as interest rates, statutory tax rates, currency conversion and

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availability; legal and regulatory factors including changes in advertising and labeling laws and regulations; the ultimate impact of product recalls; business disruption or other losses from war, terrorist acts or political unrest; and other items.

Forward-looking statements speak only as of the date they were made, and the Company undertakes no obligation to publicly update them.

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Kellogg Company and Subsidiaries

CONSOLIDATED STATEMENT OF INCOME

(millions, except per share data)

	Quarter ended		Year-to-date period ended
(Results are unaudited)	October 2, 2010	October 3, 2009	October 2, 2010	October 3, 2009

Net sales	$3,157	$3,277	$9,537	$9,675

Cost of goods sold	1,788	1,837	5,438	5,529
Selling, general and administrative expense	828	873	2,438	2,497

Operating profit	541	567	1,661	1,649

Interest expense	62	65	188	199
Other income (expense), net	1	(10)	9	(1)

Income before income taxes	480	492	1,482	1,449
Income taxes	143	132	427	416
Earnings (loss) from joint ventures	—	—	—	(1)

Net income	$337	$360	$1,055	$1,032

Net income (loss) attributable to noncontrolling interests	(1)	(1)	(3)	(4)

Net income attributable to Kellogg Company	$338	$361	$1,058	$1,036

Per share amounts:
Basic	$.91	$.94	$2.80	$2.71
Diluted	$.90	$.94	$2.78	$2.70

Dividends per share	$.4050	$.3750	$1.1550	$1.0550

Average shares outstanding:
Basic	373	382	378	382

Diluted	376	384	381	383

Actual shares outstanding at period end			368	379

Kellogg Company and Subsidiaries

SELECTED OPERATING SEGMENT DATA

	Quarter ended		Year-to-date period ended
(millions)	October 2,	October 3,	October 2,	October 3,
(Results are unaudited)	2010	2009	2010	2009

Net sales
North America	$2,130	$2,187	$6,469	$6,574
Europe	564	631	1,730	1,805
Latin America	247	262	709	750
Asia Pacific (a)	216	197	629	546

Consolidated	$3,157	$3,277	$9,537	$9,675

Segment operating profit
North America	$404	$415	$1,261	$1,244
Europe	102	105	307	304
Latin America	34	51	126	157
Asia Pacific (a)	25	28	82	74
Corporate	(24)	(32)	(115)	(130)

Consolidated	$541	$567	$1,661	$1,649

(a)	Includes Australia, Asia and South Africa.

Kellogg Company and Subsidiaries

CONSOLIDATED STATEMENT OF CASH FLOWS

(millions)

	Year-to-date period ended
(unaudited)	October 2, 2010	October 3, 2009

Operating activities
Net income	$1,055	$1,032
Adjustments to reconcile net income to operating cash flows:
Depreciation and amortization	265	282
Deferred income taxes	(53)	(9)
Other	116	(18)
Postretirement benefit plan contributions	(45)	(93)
Changes in operating assets and liabilities	(259)	36

Net cash provided by operating activities	1,079	1,230

Investing activities
Additions to properties	(252)	(252)
Other	2	1

Net cash used in investing activities	(250)	(251)

Financing activities
Net issuances (reductions) of notes payable	547	(915)
Issuances of long-term debt	—	745
Reductions of long-term debt	(1)	—
Net issuances of common stock	178	34
Common stock repurchases	(907)	(187)
Cash dividends	(435)	(403)
Other	7	2

Net cash used in financing activities	(611)	(724)

Effect of exchange rate changes on cash and cash equivalents	7	17

Increase in cash and cash equivalents	225	272
Cash and cash equivalents at beginning of period	334	255

Cash and cash equivalents at end of period	$559	$527

Supplemental Financial Data:

Cash Flow (operating cash flow less property additions) (a)	$827	$978

(a)	We use this non-GAAP measure of cash flow to focus management and investors on the amount of cash available for debt reduction, dividend distributions, acquisition opportunities, and share repurchase.

Kellogg Company and Subsidiaries

CONSOLIDATED BALANCE SHEET

(millions, except per share data)

	October 2, 2010	January 2, 2010
	(unaudited)	*

Current assets
Cash and cash equivalents	$559	$334
Accounts receivable, net	1,211	1,093
Inventories:
Raw materials and supplies	232	214
Finished goods and materials in process	720	696
Deferred income taxes	148	128
Other prepaid assets	135	93

Total current assets	3,005	2,558

Property, net of accumulated depreciation of $4,666 and $4,520	3,015	3,010
Goodwill	3,644	3,643
Other intangibles, net of accumulated amortization of $46 and $45	1,457	1,458
Pension	208	160
Other assets	395	371

Total assets	$11,724	$11,200

Current liabilities
Current maturities of long-term debt	$948	$1
Notes payable	594	44
Accounts payable	1,145	1,077
Accrued advertising and promotion	454	409
Accrued income taxes	133	33
Accrued salaries and wages	161	322
Other current liabilities	344	402

Total current liabilities	3,779	2,288

Long-term debt	3,929	4,835
Deferred income taxes	431	425
Pension liability	441	430
Other liabilities	926	947

Commitments and contingencies

Equity
Common stock, $.25 par value	105	105
Capital in excess of par value	485	472
Retained earnings	6,087	5,481
Treasury stock, at cost	(2,528)	(1,820)
Accumulated other comprehensive income (loss)	(1,931)	(1,966)

Total Kellogg Company equity	2,218	2,272

Noncontrolling interests	—	3

Total equity	2,218	2,275

Total liabilities and equity	$11,724	$11,200

*	Condensed from audited financial statements.

Kellogg Company and Subsidiaries

Analysis of net sales and operating profit performance

Third quarter of 2010 versus 2009

(dollars in millions)	North America	Europe	Latin America	Asia Pacific (a)	Corporate	Consolidated
2010 net sales	$2,130	$564	$247	$216	$—	$3,157

2009 net sales	$2,187	$631	$262	$197	$—	$3,277

% change - 2010 vs. 2009:
Volume (tonnage) (b)	-4.2%	-4.9%	-3.8%	11.1%	—	-3.4%
Pricing/mix	1.3%	-.5%	8.4%	-9.4%	—	.9%

Subtotal - internal business	-2.9%	-5.4%	4.6%	1.7%	—	-2.5%
Foreign currency impact	.3%	-5.0%	-10.1%	7.3%	—	-1.1%

Total change	-2.6%	-10.4%	-5.5%	9.0%	—	-3.6%

(dollars in millions)	North America	Europe	Latin America	Asia Pacific (a)	Corporate	Consolidated
2010 operating profit	$404	$102	$34	$25	$(24)	$541

2009 operating profit	$415	$105	$51	$28	$(32)	$567

% change - 2010 vs. 2009:
Internal business	-2.9%	2.4%	-18.2%	-16.8%	20.7%	-3.0%
Foreign currency impact	.3%	-5.4%	-14.0%	6.9%	—	-1.7%

Total change	-2.6%	-3.0%	-32.2%	-9.9%	20.7%	-4.7%

(a)	Includes Australia, Asia, and South Africa.

(b)	We measure the volume impact (tonnage) on revenues based on the stated weight of our product shipments.

Kellogg Company and Subsidiaries

Analysis of net sales and operating profit performance

Year-to-date 2010 versus 2009

(dollars in millions)	North America	Europe	Latin America	Asia Pacific (a)	Corporate	Consolidated
2010 net sales	$6,469	$1,730	$709	$629	$—	$9,537

2009 net sales	$6,574	$1,805	$750	$546	$—	$9,675

% change - 2010 vs. 2009:
Volume (tonnage) (b)	-2.8%	-2.3%	-3.7%	3.0%	—	-2.4%
Pricing/mix	.5%	.2%	7.3%	-.9%	—	.9%

Subtotal - internal business	-2.3%	-2.1%	3.6%	2.1%	—	-1.5%
Foreign currency impact	.7%	-2.0%	-9.1%	13.0%	—	.1%

Total change	-1.6%	-4.1%	-5.5%	15.1%	—	-1.4%

(dollars in millions)	North America	Europe	Latin America	Asia Pacific (a)	Corporate	Consolidated
2010 operating profit	$1,261	$307	$126	$82	$(115)	$1,661

2009 operating profit	$1,244	$304	$157	$74	$(130)	$1,649

% change - 2010 vs. 2009:
Internal business	.5%	4.3%	-9.3%	-5.7%	11.1%	.9%
Foreign currency impact	.8%	-3.3%	-10.1%	17.0%	—	-.2%

Total change	1.3%	1.0%	-19.4%	11.3%	11.1%	.7%

(a)	Includes Australia, Asia, and South Africa.

(b)	We measure the volume impact (tonnage) on revenues based on the stated weight of our product shipments.

Kellogg Company and Subsidiaries

Up-Front Costs*

$ millions

	Quarter ended October 2, 2010			Year-to-date period ended October 2, 2010
	Cost of goods sold	Selling, general and administrative expense	Total	Cost of goods sold	Selling, general and administrative expense (a)	Total
2010
North America	$—	$9	$9	$13	$18	$31
Europe	3	1	4	11	1	12
Latin America	1	—	1	2	—	2
Asia Pacific	1	—	1	2	2	4
Corporate	—	1	1	—	3	3

Total	$5	$11	$16	$28	$24	$52

	Quarter ended October 3, 2009			Year-to-date period ended October 3, 2009
	Cost of goods sold	Selling, general and administrative expense	Total	Cost of goods sold	Selling, general and administrative expense	Total
2009
North America	$11	$1	$12	$46	$12	$58
Europe	8	5	13	18	5	23
Latin America	6	—	6	8	—	8
Asia Pacific	2	—	2	3	—	3
Corporate	—	—	—	—	—	—

Total	$27	$6	$33	$75	$17	$92

2010 Variance - better(worse) than 2009
North America	$11	$(8)	$3	$33	$(6)	$27
Europe	5	4	9	7	4	11
Latin America	5	—	5	6	—	6
Asia Pacific	1	—	1	1	(2)	(1)
Corporate	—	(1)	(1)	—	(3)	(3)

Total	$22	$(5)	$17	$47	$(7)	$40

*	Up-front costs are charges incurred by the Company which will result in future cash savings and/or reduced depreciation.

(a)	Includes $4 million of SAP reimplementation costs incurred in North America in the first and second quarters of 2010.